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Exhibit 10.21

EMPLOYMENT AGREEMENT OF FRANK BIANCUZZO

HEARST-ARGYLE TELEVISION, INC.
300 West 57th Street
New York, NY 10019

As of January 1, 2009

Frank C. Biancuzzo
[ADDRESS ON FILE]

Dear Frank:

        This letter constitutes all of the terms of the Employment Agreement (the "Agreement") between you and Hearst-Argyle Television, Inc. ("Hearst-Argyle"). The terms are as follows:

        1.    Legal Name of Employee:    Frank C. Biancuzzo

        2.    Mailing Address of Employee:    [ADDRESS ON FILE]

        3.    Title of Position; Duties:    Senior Vice President

        You agree to carry out the duties assigned to you by the senior executives of Hearst-Argyle. You agree that Hearst-Argyle has the right to assign you to other duties consistent with those of other executives of your level.

        4.    Length of Employment.    This Agreement and your employment will start on January 1, 2009 and continue through December 31, 2010 (the "Term"), unless terminated earlier as provided in this Agreement. You agree that Hearst-Argyle has the right to terminate your employment and this Agreement in accordance with Paragraph 8 below. You also understand and agree that this Agreement may be extended after its expiration date by mutual agreement pursuant to Paragraph 13, and in such case the notice provision of Paragraph 13 for termination will apply.

        5.    Salary.    You will receive an annual base salary for all services to Hearst-Argyle as follows:

          a)    $ 500,000 per year from January 1, 2009 through December 31, 2009; and

          b)    $ 510,000 per year from January 1, 2010 through December 31, 2010.

        The salary is subject to applicable withholdings and will be paid according to Hearst-Argyle's payroll practices, but not less frequently than twice a month. You acknowledge that this Agreement does not create a contractual right to any overtime payments.

        In addition it is understood that you are eligible to receive a bonus up to a maximum of 75% of your base salary. The criteria for the bonus will be set by the Compensation Committee of the Board of Directors or the President and CEO of Hearst-Argyle, at its or his sole discretion.

        The bonus is payable only for as long as you work for Hearst-Argyle, and will be payable only at the end of a complete bonus cycle and is not proratable, except in the event of your death, when it will be proratable.

        In determining the amount of your bonus, the books and records of Hearst-Argyle are absolute and final and not open to dispute by you. Hearst-Argyle will pay any bonus due you by March 15 of the year following the year for which the bonus is applicable.

        You acknowledge and agree that any reimbursable amounts not otherwise exempt from Section 409A to which you become entitled during the Term of this Agreement will be payable in accordance with the Hearst-Argyle Bonus and Reimbursement Policy, a copy of which you acknowledge having received, as such Policy may be amended from time to time.

        6.    Exclusive Services.    During the Term you agree that you will work only for Hearst-Argyle, and will not render services or give business advice, paid or otherwise, to anyone else, without getting

Hearst-Argyle's prior written approval. However, you may participate as a member of the board of directors of other organizations and in charitable and community organizations, but only if such activities do not conflict or interfere with your work for Hearst-Argyle, and if such work is approved in advance by Hearst-Argyle, which approval will not be unreasonably withheld. You acknowledge that your services will be unique, special and original and will be financially and competitively valuable to Hearst-Argyle, and that your violation of this Paragraph will cause Hearst-Argyle irreparable harm for which money damages alone would not adequately compensate Hearst-Argyle. Accordingly, you acknowledge that if you violate this Paragraph, Hearst-Argyle has the right to apply for and obtain injunctive relief to stop such violation (without the posting of any bond, and you hereby waive any bond-posting requirements in connection with injunctive relief), in addition to any other appropriate rights and remedies it might lawfully have.

        7.    No Conflict.    You represent that there is no reason why you cannot make this Agreement with Hearst-Argyle, including, but not limited to, being obligated to another employer by express or implied contract (written or oral) or otherwise. You also agree that you will not, during your employment with Hearst-Argyle, enter into any understandings or agreements that will violate or conflict with this Agreement or your obligations hereunder.

        8.    Termination of Employment.    Hearst-Argyle has the right to terminate your employment and end this Agreement:

          a)    Upon your death; or

          b)    For any of the following: (i) your indictment for a felony, (ii) your inability (with or without reasonable accommodations) or failure to carry out, or neglect or misconduct in the performance of, your duties hereunder or a breach of this Agreement; (iii) your failure to comply with applicable laws with respect to the conduct of Hearst-Argyle's business, (iv) theft, fraud or embezzlement resulting in gain or personal enrichment, directly or indirectly, to you at Hearst-Argyle's expense, (v) addiction to an illegal drug or controlled substance, (vi) conduct or involvement in a situation that brings, or may bring, you into public disrespect, tends to offend the community or any group thereof, or embarrasses or reflects unfavorably on Hearst-Argyle's reputation, or (vii) your failure to comply with the reasonable directions of senior management.

        9.    Payment for Plugs.    You acknowledge that you are familiar with Sections 317 and 507 of the Communications Act of 1934 and are aware that it is illegal without full disclosure to promote products or services in which you have a financial interest. You agree not to participate in any such promotion under any circumstances and understand that to do so is a violation of law as well as a cause for termination pursuant to Paragraph 8(b). Also, you agree that you will not become involved in any financial situation which might compromise or cause a conflict with your obligations under this Paragraph or this Agreement without first talking with Hearst-Argyle about your intentions and obtaining Hearst-Argyle's written consent.

        10.    Confidentiality.    You agree that while employed by Hearst-Argyle and after this Agreement is terminated or expires, you will not use or divulge or in any way distribute to any person or entity, including a future employer, any confidential information of any nature relating to Hearst-Argyle's business. You will surrender to Hearst-Argyle at the end of your employment all of its property in your possession. If you breach this Paragraph, Hearst-Argyle has the right to apply for and obtain injunctive relief to stop such a violation, in addition to its other legal remedies, as outlined in Paragraph 6.

        You agree to keep the terms of this Agreement confidential from everybody except your professional advisors and family.

        11.    Non-Solicitation.    You agree that for two (2) years after the expiration or termination of this Agreement, you will not induce, solicit, aid or suggest, directly or indirectly, to any (i) employee,

(ii) independent contractor or other service provider, or (iii) any customer, agency or advertiser of Hearst-Argyle to terminate such relationship or to stop doing business with Hearst-Argyle.

        If you violate this provision, Hearst-Argyle will have the same right to injunctive relief as outlined in Paragraph 6, as well as any other remedies it may have. If any court of competent jurisdiction finds any part of this Paragraph unenforceable as to its duration, scope, geographic area or otherwise, it shall be deemed amended so as to permit it to be enforced.

        12.    Officer; Director.    Upon request, you agree that you will serve as an officer or director, in addition to your present position, of Hearst-Argyle or any affiliated entity, without additional pay.

        13.    Continuation of Agreement.    You and Hearst-Argyle may mutually agree to continue your employment after the Term of this Agreement expires and no new agreement has been signed, and if we so mutually agree, then this Agreement will continue on a month -to-month basis until the earlier of (i) the commencement of a written successor agreement between you and Hearst-Argyle, or (ii) termination of this Agreement by either party on fifteen (15) days written notice to the other.

        14.    Assignment of Agreement.    Hearst-Argyle has the right, but not the obligation, to transfer this Agreement to a successor, to a purchaser of substantially all of its assets or its business or to any parent, subsidiary, or affiliated corporation or entity which owns or acquires Hearst-Argyle and, if this Agreement is transferred, you will be obligated to carry out the terms of this Agreement for that new owner or transferee. You have no right to assign this Agreement, and any attempt to do so is null and void.

        15.    State Law.    This Agreement will be interpreted under the laws of the State of New York, without regard to conflicts or choice of law rules.

        16.    No Other Agreements.    This Agreement is the only agreement between you and Hearst-Argyle and is the entire understanding and agreement between you and Hearst-Argyle. It supersedes any other agreements, amendments or understandings, verbal or written, between you and Hearst-Argyle. This Agreement may be amended only in a written document signed by both parties.

        17.    Approvals.    In any situation requiring the approval of Hearst-Argyle, such approval must be given by either the President and Chief Executive Officer or the Chief Operating Officer of Hearst-Argyle Television, Inc.

        18.    Dispute Resolution.    Hearst-Argyle and you expressly understand and voluntarily agree that any claim which either party may have against the other under local, state or federal law including, but not limited to, matters of discrimination, matters arising out of the termination or alleged breach of this Agreement or the terms, conditions or termination of employment, which cannot first be settled through direct discussions between the parties, will be submitted to mediation and, if mediation is unsuccessful, to final and binding arbitration in accordance with Hearst-Argyle's Dispute Settlement Procedure ("Procedure"), of which you acknowledge having received a copy, provided that, Hearst- Argyle shall also be entitled to bring any action or proceeding to seek equitable remedies for a breach by you of the provisions of Paragraphs 6, 10 or 11 hereof. During the pendency of any claim under this Procedure, Hearst-Argyle and you agree to make no statement orally or in writing regarding the existence of the claim or the facts forming the basis of such claim, or any statement orally or in writing which could impair or disparage the personal or business reputation of Hearst-Argyle or you. The Procedure is hereby incorporated by reference into this Agreement.

        19.    Correspondence.    All correspondence between you and Hearst-Argyle will be written and sent by either (i) certified mail, (ii) an overnight commercial delivery service, or (iii) by personal delivery or courier, to the following addresses:

If to Hearst-Argyle:	Hearst-Argyle Television, Inc. 300 West 57th Street 39th Floor New York, New York 10019 Attn: David J. Barrett President and CEO
with a copy to:	Hearst-Argyle Television, Inc. 300 West 57th Street 39th Floor New York, New York 10019 Attn: Jonathan C. Mintzer Vice President, General Counsel & Secretary
If to Employee:	[ADDRESS ON FILE]

        Either party may change its address in writing sent to the above addresses.

        20.    Severability.    If a court of competent jurisdiction decides that any part of this Agreement is unenforceable, the rest of the Agreement will survive.

        21.    Originals of Agreement.    This Agreement may be signed in any number of counterparts, each of which shall be considered an original.

        22.    Survival.    You and Hearst-Argyle mutually agree that the provisions of Paragraphs 10, 11 and 18 shall survive the expiration or termination of this Agreement.

HEARST-ARGYLE TELEVISION, INC.
By:	/s/ DAVID J. BARRETT David J. Barrett President and Chief Executive Officer
By:	/s/ FRANK C. BIANCUZZO Frank C. Biancuzzo

        I understand that I am not required to agree to the Dispute Settlement Procedure set forth in Paragraph 18 above and that my employment is not contingent upon my agreeing to the Dispute Settlement Procedure; however, I have elected to voluntarily agree to the Dispute Settlement Procedure.

/s/ FRANK C. BIANCUZZO Frank C. Biancuzzo

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  Exhibit 10.21
EMPLOYMENT AGREEMENT OF FRANK BIANCUZZO
HEARST-ARGYLE TELEVISION, INC. 300 West 57th Street New York, NY 10019